As filed with the Securities and Exchange Commission on November 20, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

Registration Statement

Under

the Securities Act of 1933

ENERGIZER HOLDINGS, INC.

(Exact Name Of Registrant As Specified In Its Charter)

Missouri	43-1863181
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

533 Maryville University Drive St. Louis, Missouri	63141
(Address of Principal Executive Offices)	(Zip Code)

ENERGIZER HOLDINGS, INC. SAVINGS INVESTMENT PLAN

ENERGIZER HOLDINGS, INC. DEFERRED COMPENSATION PLAN

(Full Title of the Plan)

Mark S. LaVigne, Esq.

Vice President and General Counsel

ENERGIZER HOLDINGS, INC.

533 Maryville University Drive

St. Louis, Missouri 63141

(Name and address of agent for service)

(314) 985-2000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities To be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, $0.01 par value per share (1)	4,000,000(2)(3)	$73.98(4)	$295,900,000	$40,360.76
Deferred Compensation Obligations (5)	$50,000,000(3)	100%	$50,000,000	$6,820
Total			$345,900,000	$47,180.76

(1)	Pursuant to Rule 416(c), this Registration Statement also covers an indeterminate amount of plan interests to be offered and sold pursuant to the Energizer Holdings, Inc. Savings Investment Plan (the “SIP”).
(2)	In accordance with Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, $0.01 par value per share (“Common Stock”) which become issuable under the SIP by reason of any stock dividend, stock split, recapitalization or similar transaction.
(3)	Consists of 4,000,000 shares under the SIP and $50,000,000 deferred compensation obligations under the Energizer Holdings, Inc. Deferred Compensation Plan (the “DCP,” and together with the SIP, the “Plans”).
(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act and based upon the average of the high and low prices of the Registrant’s Common Stock as reported on the New York Stock Exchange on November 15, 2012 of $73.98.
(5)	The Deferred Compensation Obligations are unsecured obligations of Energizer Holdings, Inc. to pay deferred compensation in the future in accordance with the terms of the Energizer Holdings, Inc. Deferred Compensation Plan.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by Energizer Holdings, Inc. (the “Company”) to register an additional 4,000,000 shares of Common Stock of the Company that may be acquired under the SIP and an additional $50,000,000 of Deferred Compensation Obligations of the Company that may be acquired under the DCP.

PART I

INFORMATION REQUIRED IN THE

SECTION 10(a) PROSPECTUS

As permitted by the rules of the SEC, this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I of this Registration Statement will be sent or given to eligible employees as specified by Rule 428(b) promulgated under the Securities Act. Such documents are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents listed in (a) through (c) below, which are on file with the SEC (File No. 001-15401), are incorporated herein by reference (except for the portions of the Company’s Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof or otherwise not filed with the SEC which are deemed not to be incorporated by reference into this Registration Statement):

(a) The Company’s Annual Report on Form 10-K for the year ended September 30, 2012, filed with the SEC on November 20, 2012;

(b) the SIP’s Annual Report on Form 11-K for the year ended December 31, 2011, filed with the SEC on June 6, 2012; and

(c) The description of the Company’s Common Stock contained in its Registration Statement on Amendment No. 3 to Form 10, dated March 16, 2000, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Company or the SIP with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date hereof and prior to the filing of a post-effective amendment hereto which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents except that the portion of any Current Report on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof shall not be incorporated by reference herein.

For purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

The shares of Common Stock to be offered by the SIP is registered under Section 12 of the Exchange Act and, accordingly, no description is provided hereunder.

The deferred compensation obligations being registered under this registration statement may be offered to certain eligible employees and directors under the DCP. The DCP permits participants to defer annual base salary, bonus compensation and directors’ fees into a participant’s bookkeeping account under the DCP. Participants must allocate amounts in their accounts among various investment alternatives under the DCP, which may include an account whose return approximates the return on the Company’s Common Stock. Deferrals of cash bonuses into the Company Common Stock unit fund during each calendar year may be increased by a match from the Company (which vests three years from the date of crediting, provided the deferred bonus is kept in that fund for at least a year). Until January 2011, deferrals of directors’ fees into the Company Common Stock unit fund of the DCP received a match from the Company (which match immediately vested). The value of each account balance is adjusted to reflect the investment experience of the selected funds.

Amounts credited to the bookkeeping accounts under the DCP are generally payable to the participant in cash upon the participant’s termination of employment, death, an unforeseen hardship, or other date(s) determined in accordance with the DCP. Distributions may be made in a lump sum or in installments.

Rights in the DCP, including the right to receive distributions under the DCP cannot be transferred, assigned, or pledged.

The deferred compensation obligations of the Company are general unsecured obligations of the Company to pay deferred compensation and matching contributions in the future in accordance with the terms of the DCP from the general assets of the Company and rank pari passu with other unsecured and unregistered indebtedness of the Company which maybe outstanding from time to time. The foregoing is a brief description of the deferred compensation obligations. The official provisions of the DCP are contained in the DCP, which is controlling in the event of a discrepancy.

Item 5.	Interests of Named Experts and Counsel.

The validity of the shares of Common Stock offered hereby and the status of the deferred compensation obligations offered hereby as binding obligations has been passed upon by Mark S. LaVigne, Vice President and General Counsel of Energizer Holdings, Inc. The Company pays Mr. LaVigne a salary and a bonus and he is a participant in various employee benefit plans offered by the Company and owns and has equity awards relating to shares of the Company’s Common Stock. Mr. LaVigne is eligible to participate in the SIP and the DCP.

Item 6.	Indemnification of Directors and Officers.

We are a Missouri corporation. Sections 351.355(1) and (2) of the Missouri General and Business Corporation Law, which we refer to as Missouri law or GBCL, provide that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

Notwithstanding the foregoing, in the case of an action or suit by or in the right of the corporation, no person shall be indemnified as to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation, unless and only to the extent that the court in which the action or suit was brought determines upon application that, despite the adjudication of liability and in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses which the court shall deem proper.

Our articles of incorporation generally provide that Energizer shall indemnify each person (other than a party plaintiff suing on his or her own behalf or in the right of Energizer) who at any time is serving or has served as a Director, officer or employee of Energizer against any claim, liability or expense incurred as a result of such service, or as a result of any other service on behalf of Energizer, or service at the request of Energizer (which request need not be in writing) as a director, officer, employee, member, or agent of another corporation, partnership, joint venture, trust, trade or industry association, or other enterprise (whether incorporated or unincorporated, for-profit or not-for-profit), to the maximum extent permitted by law. Without limiting the generality of the foregoing, Energizer shall indemnify any such person (other than a party plaintiff suing on his or her behalf or in the right of Energizer), who was or is a party or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, but not limited to, an action by or in the right of Energizer) by reason of such service against expenses (including, without limitation, costs of investigation and attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding.

Our articles of incorporation further generally provide that Energizer may, if it deems appropriate and as may be permitted by the articles of incorporation, indemnify any person (other than a party plaintiff suing on his or her own behalf or in the right of Energizer) who at any time is serving or has served as an agent of Energizer against any claim, liability or expense incurred as a result of such service, or as a result of any other service on behalf of Energizer, or service at the request of Energizer as a director, officer, employee, member or agent of another corporation, partnership, joint venture, trust, trade or industry association, or other enterprise (whether incorporated or unincorporated, for-profit or not-for-profit), to the maximum extent permitted by law or to such lesser extent as Energizer, in its discretion, may deem appropriate. Without limiting the generality of the foregoing, Energizer may indemnify any such person (other than a party plaintiff suing on his or her own behalf or in the right of Energizer), who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, but not limited to, an action by or in the right of Energizer) by reason of such service, against expenses (including, without limitation, costs of investigation and attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding. To the extent that an agent of Energizer has been successful on the merits or otherwise in defense of any such action, suit, or proceeding, or in defense of any such claim, issue, or matter, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the action, suit or proceeding.

Section 351.355(3) of the GBCL provides that, except as otherwise provided in the corporation’s articles of incorporation or the bylaws, to the extent a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding or any claim, issue or matter therein, he or she shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the action, suit or proceeding. Our articles of incorporation provide that such indemnification shall be mandatory.

Section 351.355(5) of the GBCL provides that expenses incurred in defending any civil, criminal, administrative or investigative action, suit, or proceeding may be paid by the corporation in advance of the final disposition of the action, suit, or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he or she is entitled to be indemnified by the corporation as authorized in that section.

Section 351.355(7) of the GBCL provides that a corporation may provide additional indemnification to any indemnifiable person, provided such additional indemnification is authorized by the corporation’s articles of incorporation or an amendment thereto or by a shareholder-approved bylaw or agreement, provided further that no person shall thereby be indemnified against conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct.

Our articles of incorporation and restated bylaws provide that the liability of our directors to us, its shareholders or otherwise is limited to the fullest extent permitted by the GBCL. Consequently, should the GBCL or any other applicable law be amended or adopted hereafter so as to permit the elimination or limitation of such liability, the liability of the directors of the corporation shall be so eliminated or limited without the need for amendment to our articles of incorporation or further action on the part of the shareholders of the corporation.

Our articles of incorporation provide that the corporation is authorized from time to time, without further action by the shareholders of the corporation, to enter into agreements with any director, officer, employee or agent of the corporation providing such rights of indemnification as the corporation may deem appropriate, up to the maximum extent permitted by law. We have entered into indemnification contracts with its directors and officers. Pursuant to those agreements, we have agreed to indemnify the directors to the full extent authorized or permitted by the GBCL. The agreements also provide for the advancement of expenses of defending any civil or criminal action, claim, suit or proceeding against the director and for repayment of such expenses by the director if it is ultimately judicially determined that the director is not entitled to such indemnification.

Section of 351.355(8) of the GBCL provides that a corporation may purchase and maintain insurance or another arrangement on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of that section. Without limiting the power of the corporation to procure or maintain any kind of insurance or other arrangement the corporation may for the benefit of persons indemnified by the corporation create a trust fund, establish any form of self insurance, secure its indemnity obligation by grant of a security interest or other lien on the assets of the corporation, or establish a letter of credit, guaranty, or surety arrangement. The insurance or other arrangement may be procured, maintained, or established within the corporation or with any insurer or other person deemed appropriate by the board of directors regardless of whether all or part of the stock or other securities of the insurer or other person are owned in whole or in part by the corporation. That section also provides that in the absence of fraud the judgment of the board of directors as to the terms and conditions of the insurance or other arrangement and the identity of the insurer or other person participating in an arrangement shall be conclusive and the insurance or arrangement shall not be voidable and shall not subject the directors approving the insurance or arrangement to liability on any ground regardless of whether directors participating in the approval are beneficiaries of the insurance arrangement.

Our articles of incorporation provide that the corporation may purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee, or agent of the Corporation, or who is or was otherwise serving on behalf or at the request of the corporation in any capacity against any claim, liability, or expense asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability. We have purchased directors’ and officers’ insurance which protects each director and officer from liability for actions taken in their capacity as directors or officers. This insurance may provide broader coverage for such individuals than may be required by the provisions of our restated articles of incorporation.

The foregoing represents a summary of the general effect of the indemnification provisions of the GBCL, our articles of incorporation and such agreements and insurance. Additional information regarding indemnification of directors and officers can be found in Section 351.355 of the GBCL, our articles of incorporation and any pertinent agreements.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

4.1	Energizer Holdings, Inc. Savings Investment Plan.

4.2	2009 Restatement of Energizer Holdings, Inc. Deferred Compensation Plan, as amended and restated effective as of January 1, 2009 (incorporated by reference to Exhibit 10 of the Company’s Annual Report on Form 10-K for the year ended September 30, 2008).

4.3	First Amendment to the 2009 Restatement of Energizer Holdings, Inc. Deferred Compensation Plan.

4.4	Amendment No. 2 to 2009 Restatement of Energizer Holdings, Inc. Deferred Compensation Plan.

4.5	Amendment No. 3 to 2009 Restatement of Energizer Holdings, Inc. Deferred Compensation Plan.

4.6	Amendment No. 4 to 2009 Restatement of Energizer Holdings, Inc. Deferred Compensation Plan.

5.1	Opinion of Mark S. LaVigne, Esq., Vice President and General Counsel of Energizer Holdings, Inc.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of RubinBrown LLP.

23.3	Consent of Mark S. LaVigne, Esq., Vice President and General Counsel of Energizer Holdings, Inc. (included in Exhibit 5.1).

24.1	Power of Attorney (contained on the signature page).

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes;

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act and, where applicable, each filing of the SIP’s annual report pursuant to Section 15(d) under the Exchange Act, that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issues.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in City of Town and Country, State of Missouri on the 20 th day of November 2012.

ENERGIZER HOLDINGS, INC

By:	/s/ Daniel J. Sescleifer

Executive Vice President & Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Daniel J. Sescleifer, Mark S. LaVigne, John J. McColgan, and any one or more of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any additional registration statements pursuant to Rule 462(b) of the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Ward M. Klein Ward M. Klein	Chief Executive Officer and Director (Principal Executive Officer)	November 20, 2012

/s/ Daniel J. Sescleifer Daniel J. Sescleifer	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	November 20, 2012

/s/ John J. McColgan John J. McColgan	Vice President and Controller (Principal Accounting Officer)	November 20, 2012

/s/ J. Patrick Mulcahy J. Patrick Mulcahy	Chairman of the Board of Directors	November 20, 2012

/s/ Bill G. Armstrong Bill G. Armstrong	Director	November 20, 2012

/s/ Daniel J. Heinrich Daniel J. Heinrich	Director	November 20, 2012

/s/ R. David Hoover R. David Hoover	Director	November 20, 2012

/s/ John C. Hunter John C. Hunter	Director	November 20, 2012

/s/ John E. Klein John E. Klein	Director	November 20, 2012

/s/ W. Patrick McGinnis W. Patrick McGinnis	Director	November 20, 2012

/s/ Pamela M. Nicholson Pamela M. Nicholson	Director	November 20, 2012

/s/ John R. Roberts John R. Roberts	Director	November 20, 2012

EXHIBIT INDEX

Exhibit Number	Description

4.1	Energizer Holdings, Inc. Savings Investment Plan.

4.2	2009 Restatement of Energizer Holdings, Inc. Deferred Compensation Plan, as amended and restated effective as of January 1, 2009 (incorporated by reference to Exhibit 10 of the Company’s Annual Report on Form 10-K for the year ended September 30, 2008).

4.3	First Amendment to the 2009 Restatement of Energizer Holdings, Inc. Deferred Compensation Plan.

4.4	Amendment No. 2 to 2009 Restatement of Energizer Holdings, Inc. Deferred Compensation Plan.

4.5	Amendment No. 3 to 2009 Restatement of Energizer Holdings, Inc. Deferred Compensation Plan.

4.6	Amendment No. 4 to 2009 Restatement of Energizer Holdings, Inc. Deferred Compensation Plan.

5.1	Opinion of Mark S. LaVigne, Esq., Vice President and General Counsel of Energizer Holdings, Inc.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of RubinBrown LLP.

23.3	Consent of Mark S. LaVigne, Esq., Vice President and General Counsel of Energizer Holdings, Inc. (included in Exhibit 5.1).

24.1	Power of Attorney (contained on the signature page).